Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT is made and dated as of July 29, 2015 and is entered into by and between IMMUNE PHARMACEUTICALS INC., a Delaware corporation and IMMUNE PHARMACEUTICALS USA CORP., and each of their subsidiaries (hereinafter collectively with the exception of Guarantor referred to as the “Borrower”), IMMUNE PHARMACEUTICALS LTD., (“Guarantor”) the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).

RECITALS

A.           Borrower has requested Lender to make available to Borrower a loan in an aggregate principal amount of up to Nine Million Five Hundred Thousand Dollars ($9,500,000.00) (the "Term Loan"); and

B.           Lender is willing to make the Term Loan on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, Borrower, Agent and Lender agree as follows:

SECTION 1. DEFINITIONS AND RULES OF CONSTRUCTION

1.1           Unless otherwise defined herein, the following capitalized terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third party Bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.

“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.

“Additional Indication” means ulcerative colitis, non-alcoholic steato-hepatitis, asthma, or another indication.

“Advance(s)” means a Term Loan Advance.

“Advance Date” means the funding date of any Advance.

“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.

“Agent” has the meaning given to it in the preamble to this Agreement.

“Agreement” means this Loan and Security Agreement, as amended from time to time.

“Amortization Date” means April 1, 2016; provided however, if Interest Only Milestone 1 is achieved and no default or Event of Default shall have occurred and be continuing, then July 1, 2016; if Interest Only Milestone 2 is achieved and no default or Event of Default shall have occurred and be continuing, then October 1, 2016; and if Interest Only Milestone 3 is achieved and no default or Event of Default shall have occurred and be continuing, then January 1, 2017.

“Assignee” has the meaning given to it in Section 11.13.

“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by Borrower or which Borrower intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its incorporation.

“BP” means Bullous Pemphigoid.

“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Cash” means all cash and liquid funds.

“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Borrower, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Borrower in which the holders of Borrower’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the combined voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Borrower is the surviving entity, or (ii) sale or issuance by Borrower of equity securities to a Person not registered under the Securities and Exchange Act of 1933, as amended, which securities represent, as of immediately following the closing thereof, more than 50% of the total voting power of the Borrower. .

“Claims” has the meaning given to it in Section 11.10.

“Closing Date” means the date of this Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means the property described in Section 3.

“Common Stock” means the Common Stock, $0.0001 par value per share, of the Borrower.

“Confidential Information” has the meaning given to it in Section 11.12.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business and only to the extent due and payable. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.

“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” has the meaning given to it in Section 9.

“Excluded Account(s)” shall mean (a) payroll, disbursement and other zero balance accounts, (b) withholding tax, employee benefit and fiduciary accounts, (c) any trust or similar account required to be maintained in any jurisdiction in order to comply with any requirements of Laws and (d) other deposit and securities accounts so long as the amount on deposit in any account referred to in this clause (d) does not exceed $50,000 in the aggregate.

"Excluded Taxes" means any of the following taxes imposed on or with respect to Lender, Agent or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, or required to be withheld or deducted from a payment to any such recipient, (a) income, net profits, or capital taxes imposed on or measured by net income, and franchise taxes imposed (1) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or conducts business, in which its principal office is located or in which its applicable lending office is located, or (2) that are Other Connection Taxes, (b) any branch profits taxes or any similar tax imposed by the jurisdiction where Borrower is located, (c) any withholding Taxes imposed on amounts payable to or for the account of such recipient pursuant to a law in effect on the date on which such Lender becomes a party to this Agreement or changes its lending office, (except in each case to the extent that, amounts with respect to such Taxes were payable under this Agreement either to such Lender's assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office), (c) Taxes attributable to such recipient’s failure to comply with Section 6.4(e) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Facility Charge” means $95,000 representing one percent (1.0%) of Maximum Term Loan Amount.

FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Financial Statements” has the meaning given to it in Section 7.1.

“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether state, local, territory, province or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means Immune Pharmaceuticals Ltd., Israeli private company #514471283, and any Foreign Subsidiary of Borrower that from time to time delivers a Guaranty.

“Guaranty” means the secured guaranty of Guarantor in a form reasonably acceptable to Agent, and any written guaranty of a Foreign Subsidiary of the Indebtedness of Borrower owing to Lender required to be delivered pursuant to the terms of this Agreement, as applicable.

“Guarantor Collateral” means the personal property assets of Guarantor described in Section 3.2.

“Guarantor Security Documents” means the documents described in Section 3.2 including any Hebrew translation required for filing purposes.

“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business due within sixty (60) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.

"Indemnified Taxes" means (a) Taxes other than Excluded Taxes imposed on or with respect to payments made by or on account of any obligation of any Loan Party hereunder or under any Loan Document; and (b) to the extent not otherwise described in (a), Other Taxes.

“Initial Advance Funding Condition” means Borrower’s receipt of at least $9,000,000 in the aggregate in a single or multiple transactions, from the sale or issuance of its equity securities or from licensing proceeds.

“Intellectual Property” means all of the applicable Loan Party’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Loan Party’s applications therefor and reissues, extensions, or renewals thereof; and the Loan Party’s goodwill associated with any of the foregoing, together with the Loan Party’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Interest Only Milestone 1” means (a) Borrower’s achievement of Positive BP Phase 2b Data, or (b) Borrower’s receipt, subsequent to satisfaction of the Initial Advance Funding Condition, of at least $10,000,000 from the sale or issuance of its equity securities.

“Interest Only Milestone 2” means Borrower’s achievement of (a) Interest Only Milestone 1 and (b) Positive Additional Indication Phase 2 Data.

“Interest Only Milestone 3” means Borrower’s achievement of (a) Interest Only Milestone 1, (b) Interest Only Milestone 2, (c) Borrower’s receipt, subsequent to satisfaction of the Initial Advance Funding Condition, of at least $10,000,000 from the additional sale or issuance of its equity securities and (d) Borrower’s achievement of Positive BP Phase 2b Data and Positive Additional Indication Phase 2 Data for at least one indication.

“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.

“Joinder Agreements” means for each Domestic Subsidiary and for each Foreign Subsidiary that is not a Guarantor, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.

“Lender” has the meaning given to it in the preamble to this Agreement.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Loan” means the Advances made under this Agreement.

“Loan Documents” means this Agreement, the Notes (if any), the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Guaranty, the Guarantor Security Documents, the Warrant, the Subordination Agreement and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.

“Loan Party” means any Borrower or Guarantor.

“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of any Loan Party and its Subsidiaries taken as a whole; or (ii) the ability of any Loan Party to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.

“Maximum Term Loan Amount” means Nine Million Five Hundred Thousand and No/100 Dollars ($9,500.000.00).

“Maximum Rate” shall have the meaning assigned to such term in Section 2.3.

“Note(s)” means a Term Note.

“Other Connection Taxes” means with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

"Other Taxes" means any and all present or future stamp, recording, filing, documentary or similar taxes or any other excise, sales taxes or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Documents or from the execution, delivery or enforcement of, or performance under or otherwise with respect to this Agreement or any other Loan Documents (other than Excluded Taxes imposed with respect to an assignment).

“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement a Loan Party now holds or hereafter acquires any interest.

“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.

Permitted Acquisitions means any acquisition of all of the capital stock of any Person or any division or business unit of any Person for which the aggregate cash consideration paid in connection with any such individual acquisition (or group of related acquisitions) is less than $1,000,000, so long as, to the extent the acquired Person, division or business unit is not merged into Borrower, such acquired Person, division or business unit promptly enters into a Joinder Agreement or delivers a Guaranty to Agent.

“Permitted Indebtedness” means: (i) Indebtedness of a Loan Party in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,”; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards, netting services, overdraft protection and other like services; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of the Borrower or a Subsidiary thereof in an amount not to exceed $500,000 at any time outstanding, (viii) Indebtedness not to exceed $250.000 in the aggregate under hedging agreements entered into in the ordinary course of business by the Borrower or a Subsidiary thereof for the purpose of directly mitigating risks and not for purposes of speculation, (ix) Indebtedness owing to insurance carriers and incurred to finance insurance premiums of any Borrower or a Subsidiary thereof in the ordinary course of business in a principal amount not to exceed at any time the amount of insurance premiums to be paid by such Persons; (x) other Indebtedness in an amount not to exceed $500,000 at any time outstanding, and (xi) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts and (e) other similar financial investments made by a Loan Party in the ordinary course of business, consistent with a Board approved investment policy provided to Agent for approval; (iii) repurchases of stock from former employees, directors, or consultants of a Loan Party under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $350,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Loan Party’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of Borrower in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of a Loan Party pursuant to employee stock purchase plans or other similar agreements approved by a Loan Party’s Board of Directors or are otherwise in the ordinary course of business; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed or currently inactive Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation by a Loan Party and execute such other documents as shall be reasonably requested by Agent; (x) Investments in newly formed or acquired or previously existing Foreign Subsidiaries (including Immune Pharmaceuticals Ltd.) in an amount not to exceed $250,000 in the aggregate or as otherwise approved in advance in writing by Agent, provided that each such newly-formed or acquired Foreign Subsidiary enters into a Guaranty promptly after its formation or acquisition by Borrower and executes such other documents as shall be reasonably requested by Agent, or as otherwise approved by Agent in its discretion; (xi) joint ventures or strategic alliances in the ordinary course of a Loan Party’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by a Loan Party do not exceed $500,000 in the aggregate in any fiscal year; and (xii) additional Investments that do not exceed $500,000 in the aggregate in any fiscal year.

“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided, that the Loan Party maintains adequate reserves therefor in accordance with GAAP; (iv) Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of the Loan Party’s business or are being contested in good faith and by appropriate proceedings; provided, that the payment thereof is not yet more than thirty (30) days overdue; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment (financed or leased) or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business; (x) Liens arising out of consignment or similar arrangements for the sale of goods or bills of lading, in each case of the foregoing, entered into by a Borrower or any Subsidiary in the ordinary course of business; (xi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before thirty (30) days past the date they become due; (xii) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before thirty (30) days past the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xiii) Liens and statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiv) easements, zoning restrictions, rights-of-way and similar encumbrances on real property (and minor irregularities in the title thereto) imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; ) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; and (xv) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.

“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment in the ordinary course of business, (iv) Transfers from Borrower to Guarantor, and (v) other Transfers of assets having a fair market value of not more than $100,000 in the aggregate in any fiscal year.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.

“Positive BP Phase 2b Data” means data from the BP Phase 2b clinical trial showing positive indications, reasonably acceptable to Lender;

“Positive Additional Indication Phase 2 Data” means data from the Phase 2 clinical trial for any one of the Additional Indications showing positive indications, reasonably acceptable to Lender;

“Preferred Stock” means at any given time any equity security issued by Borrower that has any rights, preferences or privileges senior to Borrower’s Common Stock.

“Prepayment Charge” shall have the meaning assigned to such term in Section 2.5.

“Receivables” means (i) all of the applicable Loan Party’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto, in each case, as defined under the UCC, to the extent applicable.

“Required Lenders” means at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the Loan Parties’ obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising under the terms of any Loan Document.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions reasonably satisfactory to Agent in its sole discretion.

“Subordination Agreement” means any written subordination agreement among a Loan Party, Agent and the subordinating creditor thereunder regarding specific Subordinated Indebtedness, as applicable.

“Subsequent Financing” means the closing by Borrower of any institutionally led round of equity financing which becomes effective after the Closing Date and results in aggregate proceeds to Borrower of at least $10,000,000, in the form of a single or multiple transactions.

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which a Loan Party or a subsidiary of a Loan Party owns or controls more than 50% of the outstanding voting securities, including each entity listed on Schedule 1 hereto.

"Taxes" means any and all present or future income, stamp or other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority on Agent or Lender, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.

“Term Loan Advance” means any Term Loan funds advanced under this Agreement.

“Term Loan Interest Rate” means for any day a per annum rate of interest equal to the greater of either (i) 10.00% plus the Prime Rate as reported in The Wall Street Journal on such date, minus 5.25%, and (ii) 10.00%.

“Term Loan Maturity Date” means: September 1, 2018 if the Amortization Date is April 1, 2016; December 1, 2018 if the Amortization Date is July 1, 2016; March 1, 2019 if the Amortization Date is October 1, 2016; and June 1, 2019 if the Amortization Date is January 1, 2017.

“Term Note” means a Promissory Note in substantially the form of Exhibit B.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by a Loan Party or in which a Loan Party now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.

“Tranche A Term Loan Advance” means the initial Term Loan Advance of $4,500,000 funded under this Agreement on the Closing Date, subject to satisfaction of the Initial Advance Funding Condition.

“Tranche B Performance Milestone” means Borrower’s achievement of (a) Positive BP Phase 2b Data, and (b) receipt of either (i) at least $15,000,000 in the aggregate from single or multiple transactions, from the sale or issuance of its equity securities subsequent to satisfaction of the Initial Advance Funding Condition, or (ii) Positive Additional Indication Phase 2 Data.

“Tranche B Term Loan Advance” means the second Term Loan Advance of $5,000,000 available under this Agreement from the date of Borrower’s achievement of the Tranche B Performance Milestone through and including June 15, 2016, subject to Borrower’s achievement of the Tranche B Performance Milestone.

“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Warrant” means the warrant agreement dated as of the date hereof between Lender and Borrower, and any other warrant entered into in connection with the Loan Documents, as may be amended, restated or modified from time to time.

Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.

SECTION 2. THE LOAN

2.1           [Intentionally Omitted.]

2.2           Term Loan.

(a)          Advances. Subject to the terms and conditions of this Agreement, Lender will severally (and not jointly) make in an amount not to exceed its respective Term Commitment, and Borrower agrees to draw, the Tranche A Term Loan Advance of $4,500,000 on the Closing Date. Beginning on the Closing Date, and continuing through June 15, 2016, Borrower may request the Tranche B Term Loan Advance of $5,000,000. The aggregate Term Loan Advances may be up to the Maximum Term Loan Amount.

(b)          Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date) to Agent. Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied on or prior to the requested Advance Date.

(c)          Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate may float and change on the day the Prime Rate changes from time to time, in accordance with the terms hereof.

(d)          Payment. Borrower will pay interest on each Term Loan Advance on the first Business day of each month, beginning on September 1, 2015. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the Business Day immediately preceding the Amortization Date, in 30 equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder, shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to Lender under each Term Advance and (ii) such other amounts, if any, in connection with Section 11.11 of this Agreement.

2.3           Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lender’s accrued interest, reasonable and documented (redacted, to remove attorney client privilege work description, as appropriate) out-of-pocket costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.4           Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in 2.2(c), plus four percent (4%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.2(c) or Section 2.4, as applicable.

2.5           Prepayment. At its option upon at least seven (7) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, together with a prepayment charge equal to the following percentage of the Advance amount being prepaid: if such Advance amounts are prepaid in any of the first twelve (12) months following the Closing Date, 3.0%; after twelve (12) months but prior to twenty four (24) months, 2.0%; and thereafter, 1.0% (each, a “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge upon the occurrence of a Change in Control.

2.6           End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations in full, or (iii) the date that the Secured Obligations become due and payable in full, Borrower shall pay Lender a charge of $498,750. Notwithstanding the payment date of such charge, it shall be deemed earned by Lender as of the Closing Date.

2.7           Notes. If so requested by Lender by written notice to Borrower, then Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of Lender pursuant to Section 11.13) (promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.

2.8           Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loans shall be made pro rata according to the Term Commitments of the relevant Lender.

SECTION 3. SECURITY INTEREST

3.1           As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (excluding Intellectual Property to the extent provided for below); (e) Inventory; (f) Investment Property (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that at all times the Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”); and provided, further, that the Collateral shall automatically and immediately include Intellectual Property from and after February 1, 2016, and Borrower shall promptly, at the request of Agent or Lender, execute and deliver an Intellectual Property Security Agreement in form and substance satisfactory to Lender and Agent confirming the grant to Agent a security interest in all of Borrower’s right, title and interest in and to the Intellectual Property, if subsequent to the satisfaction of the Initial Advance Funding Condition but prior to February 1, 2016, Borrower does not raise at least $10,000,000 from the sale or issuance of its equity securities; provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, no security interest is hereby granted in any of the following (the “Borrower Excluded Property”): (i) any permit, license, contract or lease to the extent that (and in each case only for so long as) such grant of a security interest is prohibited by any applicable laws or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Borrower to terminate, such permit, license, contract or lease, except to the extent that such laws or the term in such permit, license, contract or lease providing for such prohibition, breach, default or right of termination are ineffective or rendered unenforceable under applicable laws (including the UCC), (ii) any property owned by Borrower on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money or capital or finance lease obligation permitted to be incurred pursuant to this Agreement if (and in each case only for so long as) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, capital or finance lease obligation) prohibits the creation of any other Lien on such property, except to the extent that the term in such contract or other agreement providing for such prohibition is ineffective or rendered unenforceable under applicable laws (including the UCC), (iii) Borrower’s Excluded Accounts, and (iv) Letter-of-Credit rights less than $50,000 in the aggregate; provided, further, that, notwithstanding the foregoing, a security interest shall be, and is hereby, granted in (A) any property immediately upon such property ceasing to be Borrower Excluded Property and (B) any and all proceeds, products, substitutions and replacements of Borrower Excluded Property to the extent such proceeds, products, substitutions and replacements do not themselves constitute Borrower Excluded Property.

3.2           As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Guarantor shall execute or issue the Guaranty, together with pledge, debenture and related documents (collectively, the “Guarantor Security Documents”) granting Agent a first ranking floating charge security interest in all of Guarantor’s personal property assets other than Guarantor’s Intellectual Property (collectively, the “Guarantor Collateral”), to be delivered in accordance with Section 7.16 hereof; provided, however, that at all times the Guarantor Collateral shall include all Accounts and General Intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, Guarantor’s Intellectual Property (the “Rights to Payment”); and provided, further, that the Collateral shall automatically and immediately include Guarantor’s Intellectual Property from and after February 1, 2016, and Guarantor shall promptly, at the request of Agent or Lender, execute and deliver an Intellectual Property Security Agreement, to the extent requested by the Agent or Lender and an amendment to the Guarantor Security Documents in form and substance satisfactory to Lender and Agent confirming the grant to Agent of a first ranking fixed charge security interest in all of Guarantor’s right, title and interest in and to its Intellectual Property including evidence of registration with the Israeli Registrar of Companies and any other registrar reasonably requested by the Agent, if subsequent to the satisfaction of the Initial Advance Funding Condition but prior to February 1, 2016, Borrower does not raise at least $10,000,000 from the sale or issuance of its equity securities; provided, however, that notwithstanding any of the other provisions set forth in this Section 3.2, no security interest is hereby granted in any of the following (the “Guarantor Excluded Property”): (i) any permit, license, contract or lease to the extent that (and in each case only for so long as) such grant of a security interest is prohibited by any applicable laws or is prohibited by, or constitutes a breach or default under or results in the termination of or gives rise to a right on the part of the parties thereto other than Guarantor to terminate, such permit, license, contract or lease, except to the extent that such laws or the term in such permit, license, contract or lease providing for such prohibition, breach, default or right of termination are ineffective or rendered unenforceable under applicable laws, (ii) any property owned by a Guarantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money or capital or finance lease obligation permitted to be incurred pursuant to this Agreement if (and in each case only for so long as) the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money, capital or finance lease obligation) prohibits the creation of any other Lien on such property, except to the extent that the term in such contract or other agreement providing for such prohibition is ineffective or rendered unenforceable under applicable laws, (iii) Guarantor’s Excluded Accounts, and (iv) Letter-of-Credit rights less than $50,000 in the aggregate; provided, further, that, notwithstanding the foregoing, a security interest shall be, and is hereby, granted in (A) any property immediately upon such property ceasing to be Guarantor Excluded Property and (B) any and all proceeds, products, substitutions and replacements of Guarantor Excluded Property to the extent such proceeds, products, substitutions and replacements do not themselves constitute Guarantor Excluded Property.

3.3           As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower and Guarantor shall deliver and pledge to the Agent all certificated securities and interests held in its Subsidiaries; if such securities and interests are uncertificated, Borrower and Guarantor pledge not to certificate them, and, to the extent applicable shall provide Agent with appropriate control agreements, as applicable, providing the Agent with control over such securities and interests and first priority of its Liens in such Collateral.

SECTION 4. CONDITIONS PRECEDENT TO LOAN

The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1           Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:

(a)          executed originals of the Loan Documents, Account Control Agreements and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;

(b)          certified copy of resolutions of Borrower’s and Guarantor's board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;

(c)          certified copies of the Certificate of Incorporation and the Bylaws, if applicable, as amended through the Closing Date, of Borrower and Guarantor;

(d)          a certificate of good standing for Borrower from its state of incorporation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified would have a Material Adverse Effect;

(e)          payment of the Facility Charge and reimbursement of Agent’s and Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;

(f)          evidence of satisfaction of the Initial Advance Funding Condition;

(g)          copies of any licenses to use Intellectual Property between or among any of the Loan Parties in existence on the Closing Date; and

(h)          such other documents as Agent may reasonably request.

4.2           All Advances. On each Advance Date:

(a)          Agent shall have received (i) an Advance Request for the relevant Advance as required by 2.2(b), each duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.

(b)          The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(c)          Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.

(d)          Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.

4.3           No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that could reasonably be expected to have a Material Adverse Effect has occurred and is continuing.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants that:

5.1           Corporate Status. Borrower is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware, and is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.

5.2           Collateral. Borrower owns or has the right to use the Collateral and the Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations .

5.3           Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents, and Borrower’s execution of the Warrant, (i) have been duly authorized by all necessary corporate action of Borrower, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of Borrower’s Certificate or Articles of Incorporation (as applicable), bylaws, or any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject where such violation could reasonably be expected to have a Material Adverse Effect and (iv)  do not violate any contract or agreement or require the consent or approval of any other Person which has not already been obtained, in either case, where such violation could reasonably be expected to have a Material Adverse Effect. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4           Material Adverse Effect. No event that would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect.

5.5           Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property.

5.6           Laws. Borrower is not in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. Borrower is not in default in any manner under any material provision of any material agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.

5.7           Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower, and (ii) the most current of such projections provided to Borrower’s Board of Directors.

5.8           Tax Matters. Borrower (a) has filed all material federal, state and local tax returns that it is required to file, (b) has duly paid or fully reserved for all taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) has paid or fully reserved for any tax assessment received by Borrower for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).

5.9           Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property. Except as described on Schedule 5.9, (i) to the Borrower’s Knowledge, each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, registered Copyrights, and material agreements under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to Borrower’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.

5.10         Intellectual Property. Except as described on Schedule 5.10, Borrower has, or in the case of any proposed business, will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of Borrower’s business as currently conducted and proposed to be conducted by Borrower. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.

5.11         Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by Borrower or Borrower Product has been or is subject to any actual or, to the knowledge of Borrower, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim, or, to the knowledge of Borrower, oral notice or claim, challenging or questioning Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. To the knowledge of the Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.

5.12         Financial Accounts. Exhibit E, as may be updated by the Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

5.13         Employee Loans. Except as described on Schedule 5.13, Borrower has no outstanding loans to any employee, officer or director of the Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of the Borrower by a third party.

5.14         Capitalization and Subsidiaries. Borrower’s capitalization as of the Closing Date is set forth on Schedule 5.14 annexed hereto. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.

SECTION 6. INSURANCE; INDEMNIFICATION

6.1           Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of $10,000,000 directors’ and officers’ insurance. So long as there are any Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.

6.2           Certificates. Prior to the Closing Date, and at each policy renewal, Borrower shall deliver to Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state Agent (shown as “Hercules Technology Growth Capital, Inc., as Agent”) is an additional insured for commercial general liability, a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. Attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.

6.3           Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s gross negligence or willful misconduct. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).

6.4           Tax Indemnity.

(a)          Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all Indemnified Taxes and other Taxes that may be payable or determined to be payable with respect to any of the Collateral or this Agreement. Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Documents shall be made free and clear of and without deduction or withholding for any Taxes; provided that if the Loan Party is required by applicable law to deduct or withhold any Taxes from such payments, then: (i) if such Tax is an Indemnified Tax, the amount payable by the Loan Party shall be increased so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional amounts payable under this Section), Agent or Lender receives an amount equal to the amount it would have received had no such deductions or withholdings been made, and (ii) the Loan Party shall make such deductions or withholdings and timely pay and remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)          In addition, the Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Loan Parties shall indemnify Agent and Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed on or attributable to amounts payable or deemed payable hereunder) paid by Agent or Lender on or with respect to an amount payable or deemed payable by Borrower under or in respect of this Agreement or under any other Loan Documents together with any penalties, interest and reasonable expenses arising in connection therewith and with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate from Agent or Lender as to the amount of such payment or liability delivered to the Loan Party shall be conclusive absent manifest error.

(d)          Promptly after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority (but in any event within 30 days after the date of such payment), the Loan Party shall deliver to Agent the original or certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the relevant return reporting such payment or other evidence of such payment reasonably satisfactory to Agent or Lender.

(e)

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(ii)         Without limiting the generality of the foregoing, any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(iii)        any Lender that is not a United States person as defined under the Code shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

1.	in the case of a Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

2.	executed originals of IRS Form W-8ECI;

3.	in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially to the effect that such Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

4.	to the extent a Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by the appropriate underlying forms;

(iv)        any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or Agent to determine the withholding or deduction required to be made; and

(v)         if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

(vi)        Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and Agent in writing of its legal inability to do so.

(f)          If Agent or Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Loan Parties or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay over such refund (or the amount of any credit in lieu of refund) to the applicable Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the Indemnified Taxes giving rise to such refund or credit in lieu of refund), net of all out-of-pocket expenses of Agent and Lender, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit in lieu of refund), provided that the Loan Party, upon the request of Agent or Lender, agrees to repay the amount paid over to the Loan Party (plus any interest, penalties or other charges imposed by the relevant Governmental Authority) to Agent or Lender in the event Agent or Lender is required to repay such refund or credit in lieu of refund to such Governmental Authority. Notwithstanding the foregoing, neither Agent nor Lender shall be required to make available its tax returns or any other information relating to its taxes that it deems confidential to a Loan Party or any other Person.

SECTION 7. COVENANTS OF BORROWER

Borrower agrees as follows:

7.1           Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):

(a)          as soon as practicable (and in any event within 30 days) after the end of each month, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, all certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)          as soon as practicable (and in any event within 45 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies (including the commencement of any material litigation by or against Borrower) or any other occurrence that would reasonably be expected to have a Material Adverse Effect, certified by Borrower’s Chief Executive Officer or Chief Financial Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year end adjustments; as well as the most recent capitalization table for Borrower, including the weighted average exercise price of employee stock options;

(c)          as soon as practicable (and in any event within one hundred fifty (150) days) after the end of each fiscal year, unqualified (other than a qualification as to going-concern for the fiscal years ending December 31, 2015 and December 31, 2016), audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis, if applicable), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to Agent, accompanied by any management report from such accountants;

(d)          as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;

(e)          as soon as practicable (and in any event within 30 days) after the end of each month, a report showing agings of accounts payable;

(f)          promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Borrower has made available to holders of its Preferred Stock and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, or any national securities exchange;

(g)          within 45 days after the end of each quarter, copies of all notices, minutes, consents and other materials that Borrower provides to its directors in connection with meetings of the Board of Directors during the immediately preceding quarter, and, minutes of such meetings, provided that in all cases Borrower may exclude any information or materials relating to executive compensation, executive sessions, debt refinancings, confidential merger activities, attorney-client privilege materials and other similar confidential or sensitive information; and

(h)          financial and business projections promptly following their approval by Borrower’s Board of Directors, and in any event, within 45 days following the end of Borrower’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by Agent.

Borrower shall not (without the consent of Agent, such consent not to be unreasonably withheld or delayed), make any change in its (a) accounting policies or reporting practices, except as required by GAAP or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.

Notwithstanding anything to the contrary in this Section 7.1, the Borrower shall not be required to deliver any financial statements to the Agent under clause (a) or clause (b) above with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided, that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods permitted by this Section 7.1 and the Borrower promptly notifies Agent in writing (which may be by electronic mail) of the posting of any such documents. To the extent any documents required to be delivered pursuant to the terms hereof are included in materials otherwise filed with the SEC, Borrower may electronically deliver such documents by e-mailing a link to the applicable filing posted on the SEC website currently located at http://www.sec.gov.The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to hbhalla@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to hbhalla@herculestech.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.

7.2           Management Rights. Borrower shall permit any representative that Agent or Lender authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided however, that unless an Event of Default has occurred and is continuing, such Inspection shall be limited to twice per calendar year. Borrower shall reimburse Agent or Lender, as applicable, for its reasonable and documented out-of-pocket costs incurred in connection with such inspections. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over Borrower’s management or policies.

7.3           Further Assurances. Until the Secured Obligations have been satisfied (other than contingent indemnification obligations not then due and owing), Borrower shall from time to time, upon the reasonable request by Agent or Lender, execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents to perfect or give a first priority to Agent’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by Agent, and take all further action that may be necessary or desirable, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the material Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens. Guarantor promptly shall obtain the approval of the Office of the Chief Scientist of Israel’s Ministry of Economy to pledge to Agent a security interest in Guarantor’s Intellectual Property at all times when such pledge is required under the provisions of Section 3.2 hereof.

7.4           Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.

7.5           Collateral. Borrower shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in Borrower’s business or in which Borrower now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens except that there shall be no Liens whatsoever on Intellectual Property. Borrower shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and Borrower shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided however, that there shall be no Liens whatsoever on Intellectual Property), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. Borrower shall not agree with any Person other than Agent or Lender not to encumber its material property.

7.6           Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.7           Distributions. Borrower shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or equity interest, or (b) unless otherwise consented to by Lender in its discretion upon request of Borrower, declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Subsidiary may pay dividends or make distributions to Borrower, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate.

7.8           Transfers. Except for Permitted Transfers, Borrower shall not and shall not allow any Subsidiary voluntarily or involuntarily to transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of its assets. Except as disclosed on Schedule 5.10, no Intellectual Property or Licenses of a Loan Party shall prohibit collateral assignments thereof to Lender or Agent. For the avoidance of doubt, no Loan Party shall be restricted from entering into any inbound licensing agreements.

7.9           Mergers or Acquisitions. Except for Permitted Acquisitions not exceeding an aggregate cash amount of $1,000,000 in any fiscal year, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.10         Taxes. Borrower and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against Borrower, Agent, Lender or the Collateral or upon Borrower’s ownership, possession, use, operation or disposition thereof or upon Borrower’s rents, receipts or earnings arising therefrom. Borrower shall file on or before the due date therefor all personal property tax returns in respect of the material Collateral. Notwithstanding the foregoing, Borrower may contest, in good faith and by appropriate proceedings, taxes for which Borrower maintains adequate reserves therefor in accordance with GAAP.

7.11         Corporate Changes. Neither Borrower nor any Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. Neither Borrower nor any Subsidiary shall suffer a Change in Control. Neither Borrower nor any Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States. Neither Borrower nor any Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $150,000 individually in any fiscal year and $500,000 in the aggregate in any fiscal year, and (z) relocations of material Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.

7.12         Deposit Accounts. Neither Borrower nor any Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement, other than Excluded Accounts.

7.13         Borrower shall notify Agent of each Subsidiary formed, reactivated or acquired subsequent to the Closing Date and, within 15 days of formation, activation or acquisition, as applicable, shall cause any such Domestic Subsidiary to execute and deliver to Agent a Joinder Agreement and cause any such newly formed or acquired Foreign Subsidiary to execute and deliver to Agent a Guaranty and appropriate guaranty security documents

7.14         Borrower shall not permit the Foreign Subsidiaries that are not a Guarantor to hold more than $250,000 USD in cash in the aggregate, including without limitation cash held in Excluded Accounts, at any given time.

7.15         Notification of Event of Default. Borrower shall notify Agent immediately upon becoming aware of the occurrence of any Event of Default.

7.16         Post-Closing Conditions.

(a)          Within 30 days of the Closing Date, Borrower shall cause Guarantor to deliver to Agent the fully executed Guaranty and the Guarantor Security Documents satisfactory to Agent, and with respect to the Guarantor Security Documents, including evidence of filing and registration with the Israeli Registrar of Companies and with any other applicable registrar reasonably requested by the Agent.

(b)          Within 30 days of the Closing Date, Borrower shall deliver to Agent certificate(s) representing all of the outstanding share capital of the Guarantor pledged by Borrower, as evidenced by a pledge registration certificate issued by the Israeli Registrar of Pledges, together with a share transfer deed, duly executed by Borrower in blank.

(c)          Borrower shall use its commercially reasonable efforts to deliver or cause to be delivered the documents listed on Schedule 7.16 on or before the corresponding dates set forth on Schedule 7.16.

SECTION 8. RIGHT TO CONVERT

8.1           Lender shall have the right, in its discretion to convert in any Subsequent Financing (other than a Subsequent Financing occurring pursuant to the Stock Purchase Agreement dated July 28, 2015 (the “Stock Purchase Agreement”)) after the Closing Date, an amount of up to $1,000,000 of the principal amount of the Term Loan on the same terms, conditions and pricing afforded to others participating in any such Subsequent Financing; provided that such conversion does not have a Material Adverse Effect on Borrower.

SECTION 9. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall be an Event of Default:

9.1           Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date, provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of Agent in auto-debiting Borrower’s account, or of any depositary institution that is crediting by ACH or wiring such payment if Borrower had the funds to make the payment when due and makes the payment within three (3) days following Borrower’s knowledge of such failure to pay; or

9.2           Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents or any other agreement among Borrower, Agent and Lender, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15 and 7.16), any other Loan Document or any other agreement among Borrower, Agent and Lender, such default continues for more than ten (10) days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15 and 7.16, the occurrence of such default; or

9.3           Material Adverse Effect. A circumstance has occurred that would reasonably be expected to have a Material Adverse Effect; or

9.4           Representations. Any representation or warranty made by Borrower in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or

9.5           Insolvency. Borrower (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) sixty (60) days shall have expired after the commencement of an involuntary action against Borrower seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) sixty (60) days shall have expired after the appointment, without the consent or acquiescence of Borrower, of any trustee, receiver or liquidator of Borrower or of all or any substantial part of the properties of Borrower without such appointment being vacated; or

9.6           Attachments; Judgments. Any portion of Borrower’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or Borrower is enjoined or in any way prevented by court order from conducting any part of its business; or

9.7           Other Obligations. The occurrence of any default under any agreement or obligation of Borrower (a) involving any Indebtedness in excess of $250,000, (b) under the Stock Purchase Agreement dated July 28, 2015 that is not cured within 10 days, or (c) that could reasonably be expected to have a Material Adverse Effect.

9.8           Guaranty. If the any guaranty of the Secured Obligations, including without limitation the Guaranty, ceases for any reason to be in full force and effect, or if any guarantor thereof, including without limitation Guarantor, fails to perform any obligation under such guaranty or under any of the security documents applicable thereto, including without limitation the Guarantor Security Documents, or any event of default occurs under such guaranty or such guarantor security documents or any guarantor revokes or purports to revoke its guaranty, or any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth any guaranty or the applicable guarantor security documents or in any certificate delivered to Agent in connection with such guaranty or such guarantor security documents, or if any of the circumstances described in Sections 9.3 through 9.7 occur with respect to any guarantor.

SECTION 10. REMEDIES

10.1         General. Upon the occurrence and continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence and continuance of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.

10.2         Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;

Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and

Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.

10.3         No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.

10.4         Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.

SECTION 11. MISCELLANEOUS

11.1         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.2         Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:

(a)	If to Agent:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Himani Bhalla

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(b)	If to Lender:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Legal Department

Attention: Chief Legal Officer and Himani Bhalla

400 Hamilton Avenue, Suite 310

Palo Alto, CA 94301

Facsimile: 650-473-9194

Telephone: 650-289-3060

(c)	If to Borrower:

IMMUNE PHARMACEUTICALS INC.

Attention: Gad Berdugo,

Chief Financial Officer-Executive VP Finance and Administration, Secretary

430 East 29th Street, Suite 940

New York, NY 10016

Facsimile: 917-398-1915

Telephone: 646-440-9310

or to such other address as each party may designate for itself by like notice.

11.3         Entire Agreement; Amendments.

(a)          This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Agent’s revised proposal letter dated June 1, 2015 and accepted by Borrower on June 2, 2015).

(b)          Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Borrower party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.

11.4         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.5         No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6         Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement and the expiration or other termination of this Agreement.

11.7         Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns; notwithstanding the above, prior to the occurrence and the continuance of any Event of Default, neither Agent nor Lender shall assign, transfer, or endorse its rights hereunder and under the other Loan Documents to any party other than an Affiliate of Agent or Lender without Borrower’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

11.8         Governing Law. This Agreement and the other Loan Documents (excluding the Guarantor Security Documents) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11.9         Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the arbitration requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the City of New York, Borough of Manhattan, State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in the City of New York, Borough of Manhattan, State of New York; (b) waives any objection as to jurisdiction or venue in the State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.

11.10       Mutual Waiver of Jury Trial / Arbitration.

(a)          Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY ANY PARTY AGAINST ANOTHER PARTY HERETO. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, or any other Loan Document.

(b)          Arbitration. If the mutual waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be submitted to binding arbitration in accordance with the commercial arbitration rules of JAMS (the “Rules”), such arbitration to occur before one arbitrator, which arbitrator shall be a retired New York state judge or a retired Federal court judge. Such proceeding shall be conducted in Manhattan, State of New York, with New York rules of evidence and discovery applicable to such arbitration. The decision of the arbitrator shall be binding on the parties, and shall be final and nonappealable to the maximum extent permitted by law. Any judgment rendered by the arbitrator may be entered in a court of competent jurisdiction and enforced by the prevailing party as a final judgment of such court.

(c)          Pre-arbitration Relief. In the event Claims are to be resolved by arbitration, either party may seek from a court of competent jurisdiction identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by binding arbitration.

11.11       Professional Fees. Borrower promises to pay Agent’s and Lender’s reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys fees, UCC searches, filing costs, translation costs associated with filings for translations required in connection with this Agreement and the Loan Documents, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.

11.12       Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Agent or Lender in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information to the same extent or greater than the confidentiality provisions hereunder; (b) if such information is generally available to the public other than by unlawful disclosure by the Agent or Lender or their Affiliate; (c) if required in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over Agent or Lender; (d) if required in response to any summons or subpoena or in connection with any litigation, to the extent permitted; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after an Event of Default that has occurred and is continuing; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure, and further provided, that prior to an Event of Default, such participant or assignee or prospective participant or assignee shall not be a competitor of Borrower in Borrower’s industry; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.

11.13       Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”), subject to the provisions of Section 11.7 hereof. After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.

11.14       Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in accordance with the terms hereunder.

11.15       Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.

11.16       No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.

11.17       Agency.

(a)          Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b)          Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.17, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

(c)          Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)          Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:

(i)	be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;

(ii)	have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and

(iii)	except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to the Borrower or any of its affiliates that is communicated to or obtained by any Person serving as the Agent or any of its affiliates in any capacity.

(e)          The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence, fraud or willful misconduct.

(f)          The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(g)          Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.

11.18       Publicity. None of the parties hereto nor any of its respective member businesses and affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the " Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party (including the SEC), pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.12.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Guarantor, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.

BORROWER:

IMMUNE PHARMACEUTICALS INC.

Signature:	/s/ Gad Berdugo
Gad Berdugo, Chief Financial Officer-Executive VP Finance and Administration, Secretary

IMMUNE PHARMACEUTICALS USA CORP.

Signature:	/s/ Gad Berdugo
Gad Berdugo, Chief Financial Officer-Executive VP Finance and Administration, Secretary

GUARANTOR:

IMMUNE PHARMACEUTICALS LTD.

Signature:	/s/ Gad Berdugo
Gad Berdugo, Chief Financial Officer-Executive VP Finance and Administration, Secretary

Accepted in Palo Alto, California:

AGENT:		LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.		HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ Ben Bang	By:	/s/ Ben Bang
	Ben Bang, Associate General Counsel		Ben Bang, Associate General Counsel